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Prospectus Supplement #22                       Filed pursuant to Rule 424(b)(3)
(to prospectus dated June 7, 2000)                    Registration No. 333-32228

                              AT HOME CORPORATION

                         $500,000,000 principal amount
                 4 3/4% Convertible Subordinated Notes due 2006

                        Shares of Series A common stock
                     issuable upon conversion of the notes

                              --------------------

     This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of our Series A common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated June 7,
2000, which is to be delivered with this prospectus supplement.   Based on
information provided by each selling securityholder listed below, each such selling securityholder would own less than 1% of the shares of our Series A common stock outstanding, as of the date of this prospectus supplement, if and when the offering is completed.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information appearing in the table below:

                                                                                                    Shares of         Shares of
                                                          Principal amount                           Series A          Series A
                                                             of notes                                 common            common
                                                            beneficially             Percentage       stock           stock that
                                                           owned and that             of notes     beneficially           may
                                                            may be sold             outstanding       owned             be sold
Name                                                        -----------             -----------       -----             -------
----
Credit Suisse First Boston Corporation................       $1,940,000                  *            34,326             34,326

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* Less than 1%

                      ------------------------------

     Investing in our convertible subordinated notes or our Series A common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 2 of the prospectus, as well as the "Risk Factors" included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is May 11, 2001